Exhibit 16.1

May 19, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Ridgewood Hotels, Inc. Form 8-K dated May 1, 2003, and have the following comments:

      1. We agree with the statements made in the first, second, and fourth paragraphs.

      2. We agree with the statements made in the third paragraph, except that we have no basis on which to agree or disagree with the second sentence of the third paragraph.

Yours truly,


Deloitte & Touche LLP
Atlanta, Georgia


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